FUND PARTICIPATION AGREEMENT

This Agreement dated as of the 1st day of November, 2018 is made by and among Nationwide Financial Services, Inc. on behalf of its subsidiaries listed on Exhibit A (collectively, “Nationwide”) and the current and any future Nationwide separate accounts as applicable (“Variable Accounts”) and John Hancock Distributors, LLC (the “Company”) which serves as distributor to the mutual funds (each such fund, a “Fund” and collectively, the “Funds”) listed on Exhibit B and the Funds, each of which is a series of John Hancock Variable Insurance Trust (the “Trust”).

RECITALS

WHEREAS, Nationwide is engaged in developing and offering variable annuity and variable life insurance products (collectively “Variable Products”) through its Variable Accounts; and

WHEREAS, Nationwide has issued or will issue certain variable insurance contracts supported wholly or partially by the Variable Accounts (the “Contracts”); and

WHEREAS, Nationwide provides distribution and shareholder services described in Exhibit C for the Variable Products; and

WHEREAS, Nationwide and the Company mutually desire the inclusion of the Funds as investment options in the Variable Products; and

WHEREAS, the Variable Products allow for the allocation of net amounts received by Nationwide and the Variable Accounts to the Company for investment in shares of the Funds; and

WHEREAS, selection of investment options is made by contract owners of the Variable Products (“Contract Owner”) and such Contract Owners may reallocate their investments among the investment options in accordance with the terms of the Variable Products; and

NOW THEREFORE, Nationwide and the Company, in consideration of the undertaking described herein, agree that the Funds will be available as investment options in the Variable Products offered by Nationwide, subject to the following:

REPRESENTATIONS

REPRESENTATIONS BY NATIONWIDE

Nationwide Financial Services, Inc. represents that it is a holding company duly organized and in good standing under applicable state law. Nationwide represents that its life insurance companies have been duly organized and are in good standing under applicable state law.

Nationwide represents that its life insurance company subsidiaries have validly established all separate accounts under applicable state law. Each Variable Account is or will be registered as a unit investment trust in accordance with the provisions of the Investment Company Act of 1940 (the “1940 Act”), unless excluded from registration based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, or any other applicable exemption.

Nationwide represents that it will amend the registration statements under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act for the Variable Products from time to time as required to effect the continuous offering of the Variable Products, unless otherwise exempt or excluded. Nationwide will also seek to have the Variable Products approved by state insurance authorities in jurisdictions where those annuity contract or life insurance policies will be offered.

Nationwide represents that the annuity contracts and/or life insurance policies are designed to be treated as annuity contracts and/or life insurance policies under the appropriate provisions of the Internal Revenue Code of 1986, as Amended (the “Code”). Nationwide shall make every effort to maintain such treatment, and will promptly notify the Company upon having a reasonable basis for believing that such annuity contracts or life insurance policies have ceased to be so treated or that they might not be so treated in the future.

Nationwide represents that it has policies and procedures in effect with respect to the processing and transmission of orders to purchase and redeem Fund shares reasonably designed to monitor and prevent orders received after the close of trading, generally 4:00 p.m. Eastern Time) on the New York Stock Exchange (“Close of Trading”), on any Business Day from being aggregated and communicated to the Funds with orders received before Close of Trading (consistent with Section 22(c) of the 1940 Act and Rule 22c-1 thereunder).

Nationwide has policies and procedures in effect to detect and deter short-term or disruptive trading practices. Nationwide’s policies and procedures include, but are not limited to: monitoring participant trading activity, imposing trade restrictions and enforcing redemption fees imposed by the Funds (if applicable). Company acknowledges that Nationwide shall apply its own trade monitoring and restriction policies and procedures to trading of Fund shares hereunder.

Nationwide represents that it will conduct its activities hereunder in material conformity with all applicable federal and state laws and regulations.

Nationwide represents and warrants that it will not, without the prior written consent of the Trust, purchase shares of the Trust with Variable Account assets derived from the sale of Contracts to individuals or entities which would cause the investment policies of any Fund to be subject to any limitations not in the Trust’s then current prospectus or statement of additional information with respect to any Fund.

Nationwide represents and warrants that all of its directors, officers, employees, and other individuals/entities employed or controlled by Nationwide dealing with the money and/or securities of the Variable Accounts are covered by a blanket fidelity bond or similar coverage for the benefit of the Variable Accounts, in an amount not less than $5 million. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company. Nationwide agrees to hold for the benefit of a Fund and to pay to the Fund any amounts lost from larceny, embezzlement or other events covered by the aforesaid bond to the extent such amounts properly belong to the Fund pursuant to the terms of this Agreement. Nationwide agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Trust and the Company in the event that such coverage no longer applies.

Nationwide shall not, without prior notice to the Fund and the Company (unless required by applicable law):

a. make the Funds available as investment options in Variable Products issued by a Variable Account that operates as a management investment company under the 1940 Act;

b. induce Contract Owners to change or modify a Fund or change a Fund’s distributor or investment adviser.

c. induce Contract Owners to vote on any matter submitted for consideration by the shareholders of a Fund in a manner other than as recommended by the Board of Trustees of that Fund.

REPRESENTATIONS BY THE FUNDS

Each Fund represents that it is duly organized and validly existing under applicable state law. Each Fund represents that its shares are duly authorized for issuance in accordance with applicable law, that the Fund is registered as an open-end management investment company under the 1940 Act, and the Fund will maintain its registration as an investment company under the 1940 Act.

Each Fund shall take all such actions as are necessary to permit the sale of its shares to the Variable Accounts, including registering its shares sold to the Variable Accounts under the 1933 Act. Each Fund will amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. Each Fund will register and qualify its shares for sale in all states or be exempt for registration of its shares in a particular state and will promptly notify Nationwide if any shares are not qualified in a particular state or exempt from registration.

Each Fund represents that it is currently qualified as a regulated investment company under Subchapter M of the Code, and that it shall make every effort to maintain such qualification. Each Fund shall promptly notify Nationwide upon having a reasonable basis for believing that it has ceased to so qualify, or that it may not qualify as such in the future.

The Funds have policies and procedures in effect designed to deter frequent purchases and redemptions. These polices are disclosed in the Funds’ prospectuses and such policies, as disclosed, will be uniformly and consistently applied to all shareholders, unless otherwise disclosed in the Fund’s prospectus.

The Funds represent that any Funds utilized as investment options in the Variable Products currently comply with the diversification requirements pursuant to Section 817(h) of the Code and Section 1.817-5(b) of the Federal Tax Regulations, if required, and that such Funds will make every effort to maintain the Funds’ compliance with such diversification requirements, unless the Funds are otherwise exempt from Section 817(h) and/or except as otherwise disclosed in each Fund’s prospectus. The Funds will notify Nationwide promptly upon having a reasonable basis for believing any Fund has ceased to comply. The Funds shall make every effort to remedy any failure to so comply with Section 817(h) within the time frame set forth by Section 817(h).

REPRESENTATIONS BY THE COMPANY

The Company, as the distributor of the Funds, represents that it (i) is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and will remain duly registered under all applicable federal and state securities laws, (ii) is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”), (iii) serves as principal underwriter/distributor of the Funds, and (iv) will perform its obligations for each Fund in accordance with any applicable state and federal securities laws.

TRADING

Subject to the terms and conditions of this Agreement, Nationwide shall be appointed to, and agrees to act, as a limited agent of the Company for the sole purpose of receiving instructions from duly authorized parties for the purchase and redemption of Fund shares prior to the close of regular trading each Business Day. A “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value as set forth in the Fund’s most recent prospectus and SAI. Except as particularly stated in this paragraph, Nationwide shall have no authority to act on behalf of the Company or to incur any cost or liability on its behalf. Both parties agree to follow any written guidelines or standards relating to the sale or distribution of the shares as may be provided in the provisions outlined in Exhibit D, as well as to follow any applicable federal and/or state securities laws, rules or regulations.

REDEMPTION OF TRUST SHARES

Nationwide shall not redeem Trust shares attributable to the Contracts (as opposed to Trust shares attributable to Nationwide’s assets held in the Variable Account) except (i) as necessary to implement Contract Owner initiated or approved transactions, (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a “Legally Required Redemption”), (iii) as permitted by an order of the SEC pursuant to Section 26(c) of the 1940 Act, but only if a substitution of other securities for the shares of the Funds is consistent with the terms of the Contracts, (iv) as permitted under the terms of the Contract or (v) as permitted under “Termination.” Upon request, Nationwide will furnish to the Trust and the Distributor reasonable assurance that any redemption pursuant to clause (ii) above is a Legally Required Redemption.

VOTING

As long as and to the extent that the SEC interprets the 1940 Act to require pass-through voting privileges for variable contract owners, Nationwide (i) will provide pass-through voting privileges to Contract owners whose Contract values are invested, through Variable Accounts registered with the SEC under the 1940 Act, in shares of the Funds, (ii) when it provides pass-through voting privileges to Contract owners whose Contract values are invested, through a Variable Account registered with the SEC under the 1940 Act, in shares of a Fund, will vote shares held in that Variable Account for which no Contract owner instructions are timely received by Nationwide, as well as shares of a Fund which Nationwide itself owns, in the same proportion as those shares of the Fund held in all Variable Accounts maintained by that Company which are registered with the SEC under the 1940 Act for which Contract owner instructions are timely received, and (iii) will vote shares of a Fund which it is otherwise entitled to vote on any matter, including shares of a Fund held in Variable Accounts which are not registered with the SEC under the 1940 Act, in the same proportion as the voting instructions with respect to that matter which all separate accounts registered with the SEC under the 1940 Act (“Registered Separate Accounts”) that are shareholders of the Fund have timely received from contract owners whose contract values are invested in shares of the Fund. Notwithstanding the foregoing, Nationwide may vote shares of a Fund in such other manner as may be required or permitted by Rule 6e-2 or Rule 6e-3(T) under the 1940 Act or otherwise by the SEC or its staff.

DOCUMENTS AND OTHER MATERIALS

DOCUMENTS PROVIDED BY NATIONWIDE

Nationwide agrees to provide the Company, upon written request, any reports indicating the number of Contract Owners having interests in the Variable Products corresponding to a Variable Account’s acquisition of Fund shares and such other information (including books and records) that the Company may reasonably request or as may be necessary or advisable to enable it to comply with any law, regulation or order.

DOCUMENTS PROVIDED BY THE COMPANY

Upon request, the Company shall provide Nationwide shareholder account information related to Variable Products in electronic format, which shall include all transactions made during that particular month and the outstanding share balance. In the event electronic access cannot be provided, the Company shall provide Nationwide or its designees with a hard copy monthly statement of account confirming all transactions made during that month along with the outstanding share balance.

If requested by Nationwide, the Company shall promptly provide Nationwide with a reasonable quantity (in light of the number of existing contract or policy owners) of the Funds’ prospectuses, SAI’s and any supplements thereto, and semi-annual and annual reports.

SALES MATERIAL AND INFORMATION

Nationwide shall not give any information or make any representations or statements on behalf of the Company or Funds or concerning the Company or Funds other than information or representations contained in and accurately derived from proxy materials and/or reports of the Fund which are in the public domain or approved by the Company or the Fund for distribution to shareholders, or a Fund’s current registration statement, prospectuses or statements of additional information, except with the written permission of the Company or Funds. Notwithstanding the foregoing, Nationwide may identify the Funds in a listing of funds available as underlying investment options without written permission of the Company or Funds.

EXPENSES

All expenses incident to the performance by Nationwide under this Agreement shall be paid by Nationwide. Likewise, all expenses incident to the performance by the Funds under this Agreement shall be paid by the Company and/or the Funds.

Nationwide is responsible for the expenses of the cost of registration of the Variable Products, unless otherwise exempt and the costs of having the Variable Products approved by state insurance authorities in the applicable jurisdictions.

The Company and/or the Funds are responsible for the expenses of the cost of registration of the Funds’ shares, or preparation of the Funds’ prospectuses, SAI’s, proxy materials, reports and the preparation of other related statements and notices required by law for distribution in reasonable quantities to Contract Owners except as otherwise mutually agreed upon by the parties to the Agreement.

Nationwide is responsible for distributing Fund prospectuses and semi-annual and annual reports to its existing Contract Owners. For Nationwide’s annual mailing to contract owners of Variable Product prospectuses and Fund prospectuses and its mailing of semi-annual and annual reports, the Company will provide updated Fund prospectuses and semi-annual and annual reports for mailing to Contract Owners, or if a combined printing is done by Nationwide, the Company will pay the lesser of:

(a)	The cost to print individual fund prospectuses and semi-annual and annual reports; or

(b)	The Company’s portion of the total printing costs if Nationwide does not use individual prospectuses and semi-annual and annual reports, but reprints such documents in another format; or

(c)

The Company’s portion of the total reproduction costs if Nationwide does not use individual printed prospectuses and semi-annual and annual reports, but reproduces such documents in another allowable and appropriate medium (i.e. CD Rom or computer diskette) which is mutually agreed upon by both Nationwide and the Company and subject to reasonable costs.

FUND SUBSTITUTION

If a party desires to remove a Fund from a Variable Product, whomever initiates the removal will pay reasonable expenses incurred by the other party as a result of removing such Fund as an available investment option. The parties agree to provide reasonable advance notice of their election to remove a Fund. The Company acknowledges that Nationwide may need to seek the approval of the SEC under Section 26(c) of the 1940 Act for any fund substitution.

MIXED AND SHARED FUNDING

The Trust represents that it has obtain a mixed and shared funding order issued by the SEC under Section 6(c) of the 1940 Act (the “Exemptive Order”) and Nationwide agrees to perform the obligations of a Participating Insurance Company under such Exemptive Order.

As set forth in the notice of the Trust’s application for the mixed and shared funding order, Nationwide agrees to report any potential or existing conflicts promptly to the Board of Trustees of the Fund (the “Board”), and in particular whenever voting instructions of contract owners are disregarded, and recognizes that it will be responsible for assisting the Board in carrying out its responsibilities under such application. Nationwide agrees to carry out such responsibilities with a view to the interests of existing contract owners.

If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to contract owner investments in the Fund, the Board shall give prompt notice to all Insurance Companies participating in the Fund (“Participating Companies”). If the Board determines that Nationwide is responsible for causing or creating said conflict, Nationwide shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to:

(a)

Withdrawing the assets allocable to the Variable Account from the Fund and reinvesting such assets in a different investment medium, or submitting the question of whether such segregation should be implemented to a vote of all affected contract owners; and/or

(b)	Establishing a new separate account.

If a material irreconcilable conflict arises as a result of a decision by Nationwide to disregard contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all contract owners having an interest in the Fund, Nationwide may be required, at the Board’s election, to withdraw the Variable Account’s investment in the Fund.

For the purpose of this section, a majority of the Disinterested Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to bear the expense of establishing a new funding medium for any Variable Product. Nationwide shall not be required by this section to establish a new funding medium for any Variable Product if an offer to do so has been declined by vote of a majority of the contract owners materially adversely affected by the irreconcilable material conflict.

PRIVACY AND CONFIDENTIAL INFORMATION

Confidentiality Obligation. Each party shall hold the Confidential Information of the other party in strict confidence. Each of the parties warrants to the other that it shall not disclose to any person any Confidential Information which it may acquire in the performance of this Agreement; nor shall it use such Confidential Information for any purposes other than to fulfill its contractual obligations under this Agreement and it will maintain the other party’s Customer and Confidential Information with reasonable care, which shall not be less than the degree of care it would use for its own such information.

Confidential Information. For purposes of this section and the next, “Confidential Information” means any data or information regarding proprietary information, information identified as Confidential, or information that a reasonable business person would understand to be confidential. This includes, but is not limited to, the customer information of each party.

Customer Information. For purposes of this section, “Customer Information” means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated thereunder, and each party agrees not to use, disclose or distribute to others any such information except as necessary to perform the terms of this Agreement and each party agrees to comply with all applicable provisions of the Gramm-Leach-Bliley Act. In the event Confidential Information includes Customer Information, the Customer Information clause controls.

Confidential Information does not include information that: (a) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the party receiving the information (the “Receiving Party”) or by no violation of this Agreement; (b) was lawfully received by the Receiving Party from a third party free of any obligation of confidence of such third party; (c) was already in the possession of the Receiving Party prior to receipt thereof directly or indirectly from the party disclosing the information (the “Disclosing Party”); (d) is subsequently and independently developed by employees, consultants or agents of the Receiving Party without reference to or use of the Confidential Information disclosed under this Agreement; (e) is required to be disclosed pursuant to applicable laws, regulatory or legal process, subpoena or court order; provided that the Receiving Party shall notify the disclosing party of such receipt and tender to it the defense of such demand; after such notice is provided, Receiving Party shall be entitled to comply with such subpoena or other process to the extent required by law; or, (f) any fees payable to Nationwide under this Agreement as set forth in Exhibit C.

Unauthorized Disclosure. Receiving Party shall promptly notify the Disclosing Party, and provide the details, of any unauthorized possession or use of the Disclosing Party’s Confidential Information. The parties understand and agree, Receiving Party shall be liable, and there shall be no cap on liability, for damages arising out of breaches of confidentiality involving breaches of data that lead to the release or misuse of data pertaining to Disclosing Party.

Data Disposition. Upon Disclosing Party’s written request, Receiving Party shall promptly return all documents and other media containing Confidential Information. Any information that cannot feasibly be returned shall be purged, deleted or destroyed. The Receiving Party shall have an obligation to safeguard all other information.

Compliance with Applicable Regulations. Each Party shall comply with any applicable privacy and notice provisions of 15 U.S.C. §§ 6801-6827 and any applicable regulations promulgated thereunder (including but not limited to 17 C.F.R. Part 248) as they may be amended.

SECURITY

Each party will maintain and enforce safety and physical security procedures with respect to its access and maintenance of Confidential Information that (a) are at least equal to industry standards for such types of locations, (b) are in accordance with reasonable policies in these regards, and (c) provide reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of Confidential Information under this Agreement. Without limiting the generality of the foregoing, each party will take all reasonable measures to secure and defend its location and equipment against “hackers” and others, both internal and external, who may seek, without authorization, to modify or access its systems or the information found therein. Each party will periodically test its systems for potential areas where security could be breached, and will report to the other party immediately any breaches of security or unauthorized access to its systems that it detects or becomes aware of. Each party will use diligent efforts to remedy such breach of security or unauthorized access in a timely manner. Each party maintains the reasonable right to audit its data in the other party’s systems environment.

All Confidential Information must be stored in a physically and logically secure environment that protects it from unauthorized access, modification, theft, misuse and destruction. In addition to the general standards set forth above, each party will maintain an adequate level of physical security controls over its facility including, but not limited to, appropriate alarm systems, fire suppression, and access controls (including off-hour controls) which may include visitor access procedures, security guard force, video surveillance, and staff egress searches. Further, each party will maintain an adequate level of data security controls, including, but not limited to, logical access controls including user sign-on identification and authentication, data access controls (e.g., password protection of applications, data files and libraries), accountability tracking, anti-virus software, secured printers, restrict download to disk capability and provision for system backup.

ANTI-MONEY LAUNDERING

Nationwide agrees that companies listed in Exhibit A will comply with the USA PATRIOT Act as applicable and effective. Further, the Company agrees that it will comply with the USA PATRIOT Act as applicable and effective.

DISCLOSURE

Each party may disclose that it has entered into this arrangement. Further, each party may disclose the annual fees payable to Nationwide under this Agreement as set forth in Exhibit C.

INDEMNIFICATION

Indemnification by Nationwide. Nationwide agrees to indemnify and hold harmless the Trust and the Company and each member of their Boards and each of their officers, employees, agents and affiliates and each person, if any, who controls the Trust or the Company within the meaning of the 1940 Act (or is under common control with either such entity) (collectively, the “Indemnified Parties” for purposes of this Section) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Nationwide) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

(a)    arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in a registration statement prospectus (including offering memoranda, if any) for the Contracts or in the Contracts themselves or in sales literature generated or approved by Nationwide on behalf of the Contracts or Variable Accounts (or any amendment or supplement to any of the foregoing) (collectively “Nationwide Documents” for the purposes of this Section), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to: (i) the Trust or any of its Indemnified Parties if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to Nationwide by or on behalf of the Trust for use in Nationwide Documents or otherwise for use in connection with the sale of the Contracts or Trust shares; or (ii) the Company or any of its Indemnified Parties if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to Nationwide by or on behalf of the Company for use in Nationwide Documents or otherwise for use in connection with the sale of the Contracts or Trust shares; or

(b)    arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Trust Documents as defined in this Section) or wrongful conduct of Nationwide or persons under their control, with respect to the sale or distribution of the Contracts or Trust shares; or

(c)    arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in the Trust Documents as defined in this Section or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon and accurately derived from written information furnished to the Trust or the Company by or on behalf of Nationwide; or

(d)    arise out of or result from any failure by Nationwide to perform its obligations under this Agreement; or

(e)    arise out of or result from any material breach of any representation and/or warranty made by Nationwide or arise out of or result from any other material breach of this Agreement.

Indemnification by the Company. The Company agrees to indemnify and hold harmless Nationwide and each of its directors, trustees, officers, employees and agents and each person, if any, who controls Nationwide within the meaning of the 1940 Act (collectively, the “Indemnified Parties” for purposes of this section) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Distributor) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

(a)    arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus for the Trust (or any amendment or supplement thereto) (collectively, “Trust Documents” for purposes of this Section), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company or the Trust by or on behalf of Nationwide for use in the Trust Documents or otherwise for use in connection with the sale of the Contracts or Trust shares; or

(b)    arise out of or result from of statements or representations (other than statements or representations contained in and accurately derived from Nationwide Documents) or wrongful conduct of the Company or the Trust or persons under their control, with respect to the sale or distribution of the Contracts or Trust shares; or

(c)    arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Nationwide Documents, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon and accurately derived from written information furnished to Nationwide by or on behalf of the Company or the Trust; or

(d)    arise out of or result from any failure by the Company or the Trust to provide the services or furnish the materials required under the terms of this Agreement; or

(e)    arise out of or result from any material breach of any representation and/or warranty made by the Company or the Trust in this Agreement or arise out of or result from any other material breach of this Agreement by the Company or the Trust (including a failure whether unintentional, or in good faith, or otherwise, to comply with the diversification and other qualification requirements specified in this Agreement).

None of the parties to this Agreement shall be liable under the indemnification provisions under this Section with respect to any Losses incurred or assessed against an Indemnified Party that arise from such Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party, in writing, of the commencement thereof; but the failure to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this section. In the event that such an action is brought against any indemnified party, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

RULE 24f-2

Nationwide acknowledges that, pursuant to Form 24f-2, a Fund is not required to pay fees to the SEC for registration of its shares under the 1933 Act with respect to its shares issued to a separate account of an insurance company that is a unit investment trust that offers interests that are registered under the 1933 Act and on which a registration fee has been or will be paid to the SEC (a “Registered Account”). Upon request, Nationwide agrees to provide the Trust information as to the number of shares purchased by a registered Variable Account investing in the Trust and any other Variable Account the interests of which are not registered under the 1933 Act. Nationwide acknowledges that the Trust intends to rely on the information so provided and represents and warrants that such information shall be accurate.

APPLICABLE LAW

This Agreement shall be construed in accordance with the laws of the State of Ohio.

This Agreement shall be subject to the provisions of the 1933 Act, 1934 Act and 1940 Act and the rules and regulations thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant.

TERMINATION

This Agreement shall terminate with regard to the availability of shares of a Fund (if specified) or all of the Funds as underlying investment options:

(a)	at the option of Nationwide, a Fund or the Company upon at least 60 days advance written notice to the other parties;

(b)

at any time upon the Company’s election, if the Company determines that liquidation of the Funds is in the best interest of the Funds or their beneficial owners. Reasonable advance notice of election to liquidate shall be provided to Nationwide in order to permit the substitution of Fund shares, if necessary, with shares of another investment company pursuant to the 1940 Act and other applicable securities regulations;

(c)

at any time upon Nationwide’s election, in accordance with the 1940 Act and applicable regulations, to substitute such Fund shares with the shares of another investment company for the Variable Products for which the Fund shares have been selected to serve as the underlying investment options. Nationwide shall give reasonable notice to the Company of any proposal to substitute Fund shares;

(d)

at the option of any party for cause immediately upon written notice to the other parties upon a material breach of this Agreement if the breaching party does not cure the material breach within 30 days after receiving written notice of the material breach from the non-breaching party;

(e)

by the Trust or the Company, immediately upon written notice to Nationwide, in the event that formal administrative proceedings are instituted against Nationwide or any affiliate by FINRA, the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding Nationwide’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Trust’s shares; provided, however, that the Trust or Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of Nationwide to perform its obligations under this Agreement;

(f)

by Nationwide, immediately upon written notice to the Trust or Company, in the event that formal administrative proceedings are instituted against the Trust or Company by FINRA, the SEC, or any state securities or insurance department or any other regulatory body; provided, however, that Nationwide determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Trust or Company to perform its obligations under this Agreement;

(g)

by the Trust or the Company, immediately upon written notice to Nationwide, if the Trust or the Company, respectively, shall determine, in their sole judgment exercised in good faith, that Nationwide has suffered a material adverse change in its business, operations, financial condition, insurance company rating or prospects since the date of this Agreement or is the subject of material adverse publicity;

(h)

by Nationwide, immediately upon written notice to the Trust and the Company, if Nationwide shall determine, in its sole judgment exercised in good faith, that the Trust or the Company has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity and that material adverse change or publicity will have a material effect on the Trust’s or the Company’s ability to perform its obligations under this Agreement; or

(j)	pursuant to the provisions under “Mixed and Shared Funding” in this Agreement.

Notwithstanding any of the foregoing provisions of this section, this Agreement and all related agreements shall remain in force and in effect for so long as allocations to any or all of the Variable Accounts remain invested in Fund shares.

Notwithstanding any termination of this Agreement, Nationwide shall upon the request of the Company or the Trust, take such actions to remove the net assets of the Accounts from a Fund in a timely manner. The Parties acknowledge that such actions will be subject to any required regulatory approvals, including but not limited to, seeking an order pursuant to Section 26(b) of the 1940 Act to permit the substitution of other securities for the shares of the Fund.

NOTICE

Each notice or other communication required or permitted to be made or given by a party pursuant to this Agreement shall be given in writing and delivered by U.S. first class mail or overnight courier, in each case prepaid and addressed, to:

Nationwide Financial

One Nationwide Plaza, 05-02-210A

Columbus, Ohio 43215

Attention: VP, IMG External Funds Management Operations

John Hancock Distributors, LLC

200 Berkeley Street

Boston, Massachusetts 02116

Attention:

Any party may change its address by notifying the other party(ies) in writing. Notices will be deemed given upon dispatch.

ENTIRE AGREEMENT

This Agreement, together with all contemporaneous exhibits, sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior discussions, representations, and understandings, whether written or oral, between the parties related to the subject of this Agreement.

ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by any party without the written consent of the other parties except that upon notice to the other party either party may assign this Agreement to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets.

WAIVER OF AGREEMENT

No term or provision of this Agreement may be waived or modified unless done so in writing and signed by the party against whom such waiver or modification is sought to be enforced. Either party’s failure to insist at any time on strict compliance with this Agreement or with any of the terms under this Agreement or any continued course of such conduct on its part will in no event constitute or be considered a waiver by such party of any of its rights or privileges.

ENFORCEABILITY

If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

REMEDIES NOT EXCLUSIVE

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties to this Agreement are entitled to under state and federal laws.

TRADEMARKS

Except to the extent required by applicable law, no party shall use any other party’s names, logos, trademarks or service marks, whether registered or unregistered, without the prior consent of such party. Notwithstanding the foregoing, Nationwide may identify the Funds in a listing of funds available as underlying investment options.

SURVIVABILITY

Sections “Representations,” “Privacy and Confidential Information,” “Security,” “Indemnification,” and “Trademarks” hereof shall survive termination of this Agreement. In addition, all provisions of this Agreement shall survive termination of this Agreement in the event that any Variable Accounts are invested in a Fund at the time the termination becomes effective and shall survive for so long as such Variable Accounts remain so invested.

NON-EXCLUSIVITY

Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

PARTNERSHIPS/JOINT VENTURES

Nothing in this Agreement shall be deemed to create a partnership or joint venture by and among the parties hereto.

FORCE MAJEURE

No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed.

AMENDMENTS TO THIS AGREEMENT

This Agreement may not be amended or modified except by a written amendment, which includes any amendments to the Exhibits, executed by all parties to the Agreement.

NO THIRD PARTY BENEFICIARIES

Except as expressly set forth herein, no provisions of this Agreement is intended or shall be construed to provide or create any rights or benefits in any third party.

EXECUTION

Each party hereby represents and warrants to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes a legal, valid and binding obligation, and is enforceable in accordance with its terms. Except as particularly set forth herein, neither party assumes any responsibility hereunder and will not be liable to the other for any damages, loss of data, delay or any other loss whatsoever caused by events beyond its control.

This Agreement may be executed by facsimile signature and it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

NATIONWIDE FINANCIAL SERVICES, INC.

By:
Title:	Vice President
IMG External Funds Management Operations

JOHN HANCOCK DISTRIBUTORS, LLC

By:
Title:

JOHN HANCOCK VARIABLE INSURANCE TRUST

By:
Title:

Exhibit A

Subsidiary Life Insurance Companies

Nationwide Life Insurance Company

Nationwide Life and Annuity Insurance Company

Other Subsidiaries

Nationwide Investment Services Corporation

Any other existing or future direct or indirect subsidiaries of Nationwide Financial Services, Inc. issuing Separate Accounts, or performing duties or obligations hereunder on behalf of Nationwide provided that such subsidiary is duly formed, validly existing and has all necessary licenses.

EXHIBIT B

FUNDS

The following Funds and share classes are available for sale through the Variable Products:

Fund	Share Class
Emerging Markets Value Trust	Series II

EXHIBIT C

Services Provided by Nationwide for 12b-1 Fees

Pursuant to the Agreement, Nationwide shall perform and incur expenses for distribution and shareholder services in exchange for the Fees, including, but not limited to the following:

1.	Providing information to and answering inquires from registered representatives and contract owners on investments in the Funds.

2.	Distribute Fund prospectuses, SAIs, and semi-annual and annual reports to prospective contract owners.

3.	Maintain customer privacy, security, and currency of information systems and other systems, including but not limited to:

a.	Advisor website and tools

b.	Customer relationship management systems

c.	Producer information data warehouses

d.	All licensing platforms

e.	Sales reporting

4.	Expenses relating to printing and distributing advertising, including but not limited to:

a.	Reports to prospective and current contract owners

b.	Marketing content to supplement the acquisition of new contract owners

c.	Product illustrations

d.	Sales literature

e.	Customer enrollment materials

f.	New product development and filing

5.	Providing personnel and communication equipment used in connection with the distribution or shareholder services provided.

6.	Furnishing the Company with records of sales, redemptions and repurchases of Shares for marketing/distribution purposes.

7.	Preparing reports for Company as shall reasonably be required by Company.

8.	Providing such other distribution services as Company may reasonably request.

Fees for Services

1.

In consideration for the Services to be provided by Nationwide to the Variable Products pursuant to this Agreement, the Company will calculate and pay Nationwide a 12b-1 fee (“Fee”) at an annualized rate equal to the rates shown in Exhibit C of the average daily net assets of each Fund held by the Variable Accounts during the period in which they were earned.

2.

The Fees will be paid to Nationwide as soon as practicable, but no later than 30 days after the end of the period in which they were earned. The Fees will be paid on a quarterly or monthly basis, as determined by the Company.

3.

Nationwide and the Company agree that the Fee described in this Agreement is for distribution and shareholder services only and does not constitute payment in any manner for investment advisory services.

4.

The parties agree that a Fee will be paid to Nationwide according to this Agreement with respect to each Fund as long as shares of such Fund are held by the Variable Accounts. This provision will survive termination of this Agreement.

5.	The Fee may be reduced or eliminated by action of the Board of Trustees of the Trust, effective upon notice to Nationwide of such action.

6.

The Fees payable under Exhibit C of this Agreement shall continue in effect for a Fund for period of more than one year from the date of the execution of this Agreement only so long as such continuance is specifically approved at least annually by the Trust’s Board of Trustees and its Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust’s Distribution Plan or any agreement related to the Trust’s Distribution Plan (“Independent Trustees”) at an in-person Board meeting called for that purpose or as otherwise permitted by Rule 12b-1 under the 1940 Act.

7.

The Fees payable under Exhibit C of this Agreement may be terminated at any time as to a Fund, without the payment of any penalty, by vote of a majority of the members of the Trust’s Independent Trustees or by vote of a majority of the outstanding voting securities of a Fund or as otherwise permitted by Rule 12b-1 under the 1940 Act.

8.	Exhibit C of this Agreement will terminate in the event of the assignment, as defined by the 1940 Act, of the Agreement by Nationwide.

FUNDS	12b-1 FEE
Emerging Markets Value Trust Series II	X.XX	%

EXHIBIT D

FUND/SERV PROCESSING PROCEDURES

AND

MANUAL PROCESSING PROCEDURES

The purchase, redemption and settlement of shares of a Fund (“Shares”) will normally follow the Fund/SERV-Defined Contribution Clearance and Settlement Service (“DCCS”) Processing Procedures below and the rules and procedures of the SCC Division of the National Securities Clearing Corporation (“NSCC”) shall govern the purchase, redemption and settlement of Shares of the Funds through NSCC by Nationwide. In the event of equipment failure or technical malfunctions or the parties’ inability to otherwise perform transactions pursuant to the FUND/SERV Processing Procedures, or the parties’ mutual consent to use manual processing, the Manual Processing Procedures below will apply.

It is understood and agreed that, in the context of Section 22 of the 1940 Act and the rules and public interpretations thereunder by the staff of the SEC, receipt by Nationwide of any Instructions from the Contract Owner prior to the Close of Trading (as defined below) on any Business Day shall be deemed to be receipt by the Funds of such Instructions solely for pricing purposes and shall cause purchases and sales to be deemed to occur at the net asset value (“Share Price”) for a Fund for such Business Day, except as provided in 3(c) of the Manual Processing Procedures. Each Instruction shall be deemed to be accompanied by a representation by Nationwide that it has received proper authorization from each Contract Owner whose purchase, redemption, account transfer or exchange transaction is effected as a result of such Instruction.

Fund/SERV-DCCS Processing Procedures

1.

On each business day that the New York Stock Exchange (the “Exchange”) is open for business on which the Funds determine their net asset values (“Business Day”), the Company shall accept, and effect changes in its records upon receipt of purchase, redemption, exchanges, account transfers and registration instructions from Nationwide electronically through Fund/SERV (“Instructions”) without supporting documentation from the Contract Owner. On each Business Day, the Company shall accept for processing any Instructions from Nationwide and shall process such Instructions in a timely manner.

2.

Company shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. Company shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC Fund/SERV-DCCS rules and procedures relating to Fund/SERV; (b) the then-current Prospectus of a Fund; and (c) any provision relating to Fund/SERV in any other agreement of the Company that would affect its duties and obligations pursuant to this Agreement.

3.	Confirmed trades and any other information provided by the Company to Nationwide through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC.

4.

Trade information provided by Nationwide to the Company through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC. All Instructions by Nationwide regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the registered holder.

5.

For each Fund/SERV transaction, Nationwide shall provide the Funds and the Company with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which Nationwide hereby certifies is and shall remain true and correct. Nationwide shall maintain documents required by the Funds to effect Fund/SERV transactions. Nationwide certifies that all Instructions delivered to Company on any Business Day shall have been received by Nationwide from the contract owner by the close of trading (generally 4:00 p.m. Eastern Time (“ET”)) on the Exchange (the “Close of Trading”) on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Company on the next Business Day.

Manual Processing Procedures

1.

On each Business Day, Nationwide may receive Instructions from the Contract Owner for the purchase or redemption of shares of the Funds based solely upon receipt of such Instructions prior to the Close of Trading on that Business Day. Instructions in good order received by Nationwide prior to the Close of Trading on any given Business Day (generally, 4:00 p.m. ET (the “Trade Date”) and transmitted to the Company by no later than 8:30 a.m. ET the Business Day following the Trade Date (“Trade Date plus One” or “T+1”), will be executed at the Share Price of each applicable Fund, determined as of the Close of Trading on the Trade Date.

2.

As noted in Paragraph 1 above, by 8:30 a.m. ET on T+1 (“Instruction Cutoff Time”) and after Nationwide has processed all approved transactions, Nationwide will transmit to the Company via facsimile, telefax or electronic transmission or system-to-system, or by a method acceptable to Nationwide and the Company, a report (the “Instruction Report”) detailing the Instructions that were received by Nationwide prior to the Funds’ daily determination of Share Price for each Fund (i.e., the Close of Trading) on Trade Date.

(a)

It is understood by the parties that all Instructions from the contract owner shall be received and processed by Nationwide in accordance with its standard transaction processing procedures. Nationwide or its designees shall maintain records sufficient to identify the date and time of receipt of all contract owner transactions involving the Funds and shall make or cause to be made such records available upon reasonable request for examination by the Funds or its designated representative or, by appropriate governmental authorities. Under no circumstances shall Nationwide change, alter or modify any Instructions received by it in good order.

(b)	Following the completion of the transmission of any Instructions by Nationwide to the Company by the Instruction Cutoff Time, Nationwide will verify that the Instruction was received by the Company.

(c)

In the event that Nationwide transmits an Instruction to the Company on any Business Day prior to the Instruction Cutoff Time and such Instruction is not received by the Company due to circumstances caused by the Company that prohibit the Company’s receipt of such Instruction, such Instruction shall nonetheless be treated by the Company as if it had been received by the Instruction Cutoff Time, provided that Nationwide promptly retransmits such Instruction by facsimile transmission to the Company.

(d)	With respect to all Instructions, the Company’s financial control representative will manually adjust a Fund’s records for the Trade Date to reflect any Instructions sent by Nationwide.

3.

As set forth below, upon the timely receipt from Nationwide of the Instructions, the Fund will execute the purchase or redemption transactions (as the case may be) at the Share Price for each Fund computed as of the Close of Trading on the Trade Date.

(a)

Except as otherwise provided herein, all purchase and redemption transactions will settle on T+1. Settlements will be through net Federal Wire transfers to an account designated by a Fund. In the case of Instructions which constitute a net purchase order, settlement shall occur by Nationwide initiating a wire transfer on T+1 to the custodian for the Fund for receipt by the Funds’ custodian by no later than the Close of Business at the New York Federal Reserve Bank on T+1, causing the remittance of the requisite funds to the Company to cover such net purchase order.

In the case of Instructions which constitute a net redemption order, settlement shall occur by the Company causing the remittance of the requisite funds to cover such net redemption order by Federal Funds Wire on T+1, provided that the Fund reserves the right to (i) delay settlement of redemptions for up to seven (7) Business Days after receiving a net redemption order in accordance with Section 22 of the 1940 Act and Rule 22c-1 thereunder, or (ii) suspend redemptions pursuant to the 1940 Act or as otherwise required by law. Settlements shall be in U.S. dollars.

(b)

Nationwide (and its Variable Accounts) shall be designated as record owner of each account (“Record Owner”) and Company shall provide Nationwide with all written confirmations required under federal and state securities laws.

(c)

On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Instructions. Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open. The original T+1 Settlement Date will not apply. Rather, for purposes of this Paragraph 3(c) only, the Settlement Date will be the date on which the Instruction settles.

(d)

Nationwide shall, upon receipt of any confirmation or statement concerning the accounts, verify the accuracy of the information contained therein against the information contained in Nationwide’s internal record-keeping system and shall promptly, advise the Company in writing of any discrepancies between such information. The Company and Nationwide shall cooperate to resolve any such discrepancies as soon as reasonably practicable.

Price Communication Time

The Company will use its best efforts to communicate to Nationwide by 6:30 p.m. ET on each Trade Date (“Price Communication Time”) via electronic transmission acceptable to both parties, the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of funds that credit a daily dividend, the daily accrual or interest rate factor, determined at the Close of Trading on that Trade Date.

Adjustments

In the event of any error or delay with respect to both the Fund/SERV Processing Procedures and the Manual Processing Procedures outlined in Exhibit D herein: (i) which is caused by the Funds or the Company, the Company shall make any adjustments on the Funds’ accounting system necessary to correct such error or delay and the responsible party or parties shall reimburse the Contract Owner and Nationwide, as appropriate, for any losses or reasonable costs incurred directly as a result of the error or delay but specifically excluding any and all consequential punitive or other indirect damages or (ii) which is caused by Nationwide, the Company shall make any adjustment on the Funds’ accounting system necessary to correct such error or delay and the affected party or parties shall be reimbursed by Nationwide for any losses or reasonable costs incurred directly as a result of the error or delay, but specifically excluding any and all consequential punitive or other indirect damages. In the event of any such adjustments on the Funds’ accounting system, Nationwide shall make the corresponding adjustments on its internal record-keeping system. In the event that errors or delays with respect to the Procedures are contributed to by more than one party hereto, each party shall be responsible for that portion of the loss or reasonable cost which results from its error or delay. All parties agree to provide the other parties prompt notice of any errors or delays of the type referred to herein and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.

Exhibit E

Market Timing Restrictions

Agreement to Provide Information. Nationwide agrees to provide the Trust, upon written request, the taxpayer identification number (“TIN”) or other unique identifier, if known, of shareholders or contract owners invested in the Funds (“Shareholders”), and the amount, date and transaction type (purchases, redemptions, transfers, and exchanges) of every purchase, redemption, transfer or exchange of shares of the Funds (“Shares”) held through an account maintained by Nationwide during the period covered by the request.

(a)     Period Covered by Request. Requests must set forth a specific period not to exceed 180 days from the date of the request, for which transaction information is sought. The Trust may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Trust.

(b)    Form and Timing of Response. Nationwide agrees to transmit the requested information that is on its books and records to the Trust or its designee not later than ten (10) business days after receipt of a request except that transmission of transaction information older than 180 days may take longer. Nationwide agrees to use best efforts to determine promptly upon request of Trust, whether any specific person about whom it has received the identification and transaction set forth in this Section, is itself a financial intermediary (indirect intermediary) and upon further request by Trust (i) provide or arrange to provide to the Trust the identification and transaction information regarding Shareholders who hold an account with an indirect intermediary; or, (ii) restrict or prohibit further purchases of Shares from such indirect intermediary. In such instances, Nationwide agrees to inform the Trust whether it plans to perform (i), or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Trust will be Nationwide’s standard format or other mutually agreed upon format. For purposes of this provision, an “indirect Company,” means any person that holds Shares through a company that is itself a “financial Company” as defined by Rule 22c-2.

(c)    Limitations on Use of Information. The Trust agrees not to use the information received pursuant to this Section for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or for any purpose not permitted under the privacy provisions of the Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

Agreement to Restrict Trading. Nationwide agrees, subject to applicable law, to use reasonable efforts to execute written instructions from the Fund or the Distributor to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Trust as having engaged in transactions of the Shares (directly or indirectly through an omnibus account of Intermediary) that violate policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(a)    Form of Instructions. Instructions from the Trust must include the TIN, if known, and the specific instructions to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder, Contract Owner(s) or accounts(s) or other agreed upon information to which the instruction relates.

(b)    Timing Response. Nationwide agrees to execute instructions as soon as reasonably practicable, but not later than ten (10) business days after receipt of the instructions by Nationwide, or as mutually agreed upon by the parties.

(c)     Confirmation by Nationwide. Nationwide must provide written confirmation to the Trust that instructions have been executed. Nationwide agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed, or as mutually agreed upon by the parties.